Exhibit 99.1

                              N E W S R E L E A S E

November 25, 2005                                Direct Inquiries To:
                                                 Paul O. Koether, Chairman
                                                 (908)234-1881


                      QUN YI ZHENG, Ph.D. ELECTED PRESIDENT
                                OF CORTECH, INC.


     BEDMINSTER, NEW JERSEY - CORTECH, INC. (the "Company") (OTHER OTC: CRTQ.PK) Paul Koether, Chairman, announced today the election of Dr. Qun Yi Zheng, age 48, as President. Dr. Zheng, currently a director of the Company, has signed a three-year employment agreement.

     Dr. Zheng holds a Ph.D. in organic chemistry and was, until its sale in July 2005, the President of Pure World, Inc. A United States citizen, Dr. Zheng was born in Changsha, China and came to America as a graduate student in 1985. He bridges two cultures having traveled and worked in both the United States and China.

     Under Dr. Zheng's operational leadership, Cortech intends to pursue business opportunities in China and Eastern Europe. Initial areas to be evaluated will include outsourcing for U.S. companies, consulting for companies here and overseas interested in cross/border business relationships, surveys of small businesses for sale in China and Eastern Europe and export/import distribution contracts.

     It is expected that no revenues will be generated for some months from this new activity as it will be in a start-up mode. Any meaningful financial forecast at this early stage is not possible. This new program, to participate in the globalization of world business, may produce a significant $500,000 to $600,000 loss in calendar year 2006.

     Cortech has 3,595,780 shares outstanding.








     This Press Release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Cortech cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectations on this date.